Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Nonpublic Holdings”, “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A No. 333-88343) of American Beacon Select Funds.

We also consent to the incorporation by reference therein of our report dated February 26, 2021 with respect to the financial statements and financial highlights of American Beacon U.S. Government Money Market Select Fund for the year ended December 31, 2020 included in the Annual Report (Form N-CSR) for 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 29, 2021